Exhibit 99.1

Hawthorn Bancshares Reports 2009 Financial Results

LEE’S SUMMIT, Mo., March 11, 2010 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported financial results for the Company, and its main operating subsidiary, Hawthorn Bank, for the year ended December 31, 2009.

The Company reported diluted earnings per common share of $0.69 for the year ended December 31, 2009 compared to a $7.10 per common share loss for 2008. Operating results for 2008 were largely impacted by the non-cash goodwill impairment charge of $40.3 million ($33.2 million after tax). Net income available to common shareholders for 2009 was $3.0 million after deducting dividends of $2.0 million on preferred stock issued to the U.S. Treasury under the Capital Purchase Program in December 2008.

Commenting on earnings performance, Chairman & CEO James E. Smith said “2009 proved to be a difficult economic environment for the banking industry. However, despite significant increases in FDIC insurance costs and a larger than normal loan loss provision, our core operations remained strong as we realized increases in both net interest income and non-interest income.”

Operating Results

Net Interest Income
Net interest income increased 6.5% to $40.6 million from $38.1 million. This was due largely to increasing the 2009 net interest margin to 3.50% from 2008’s margin of 3.42%. Average interest earning assets grew by $42.4 million, or 3.7%.

Non-Interest Income and Expense
Non-interest income was $11.3 million in 2009, compared to $9.3 million in 2008. The increase is attributed primarily to increased refinancing activity in our residential real estate portfolio and a $0.6 million gain recognized from the sale of investment securities during 2009. Non-interest expense was $36.7 million in 2009, compared to $35.7 million in 2008 after excluding the $40.3 million goodwill write down. During 2009, the FDIC insurance premium increased $2.3 million over 2008’s assessment due to higher regular and special assessment rates and depletion of the Company’s one-time FDIC assessment credit.

Loan-Loss Reserve
Hawthorn’s level of non-performing loans increased to 4.27% of total loans at year-end 2009, up from 2.46% at year-end 2008. As a result, the Company provided an additional $8.4 million to the allowance for loan losses in 2009, compared to $8.2 million in 2008. The total allowance at year-end 2009 was $14.8 million, or 1.49% of outstanding loans and 34.94% of nonperforming loans. This compares to an allowance of $12.7 million, or 1.26% of outstanding loans and 50.94% of nonperforming loans as of year-end 2008. Net charge-offs for 2009 were $6.2 million, compared with $4.8 million in 2008.

Regarding asset quality, Chairman & CEO Smith said “Our performance is directly tied to the economy and as such we have customers who have experienced diminished income from reduced sales and profits. Despite deterioration in asset quality, the level of non-performing assets is manageable.”

Financial Condition
Total assets of $1.2 billion decreased 3.4% as of December 31, 2009, compared to 2008. Loans, net of allowance for loan losses, decreased 2.0% to $976.8 million. Investment securities increased 2.4% to $152.9 million. Total deposits remained steady at $956.3 million. Common equity capital increased 1.1% to $79.4 million. At 16.49% of total assets, total risk based capital far exceeded regulatory requirements.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com

FINANCIAL SUMMARY
(unaudited)

Balance sheet information:	December 31, 2009	December 31, 2008

Loans, net of allowance for loan losses	$976,817,458	$996,436,986
Investment securities	152,926,685	149,400,929
Total assets	1,236,470,554	1,279,698,867
Deposits	956,322,797	955,296,389
Common stockholders’ equity	79,406,515	78,530,089
Total stockholders’ equity	107,771,283	106,418,383
	Year Ended	Year Ended
Statement of operations:	December 31, 2009	December 31, 2008

Total interest income	$63,562,618	$69,715,213
Total interest expense	22,974,226	31,598,900

Net interest income	40,588,392	38,116,313
Provision for loan losses	8,354,000	8,211,000
Goodwill Impairment	—	40,323,775
Noninterest income	10,702,149	9,294,051
Investment securities gains, net	605,716	2,773
Noninterest expense	36,730,380	35,651,683

Pre-tax income (loss)	6,811,877	(36,773,321)
Income taxes	1,856,120	(6,145,965)

Net income (loss)	4,955,757	(30,627,356)
Preferred stock dividends	1,993,426	66,090

Net income (loss) available to common shareholders	2,962,331	(30,693,446)

Key financial ratios:	December 31, 2009	December 31, 2008

Return (loss) on average assets	0.39%	(2.45%)
Return (loss) on average equity	3.71%	(27.33%)
Allowance for loan losses to total loans	1.49%	1.26%
Nonperforming loans to total loans	4.27%	2.46%
Nonperforming assets to loans and foreclosed assets	5.08%	3.21%
Allowance for loan losses to nonperforming loans	34.94%	50.94%

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Lee’s Summit, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in Lee’s Summit, Springfield, Branson, Independence, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.